Exhibit 99.(a)(1)(K)

Date:	June 3, 2008

To:	[Eligible Optionee]

From:	Chris Newman

Subject:	Extension of Expiration Date of the Offer to Amend Eligible Options and Amendment No. 2 to the Offering Memorandum

Restoration Hardware, Inc. is continuing to conduct an offer to amend certain outstanding options, as described in more detail in our Offer to Amend Eligible Options dated March 17, 2008 (the “Offering Memorandum”), the related Election Form (the “Election Form”) and the Stock Option Amendment and Cash Bonus Agreement (which, together with the Offering Memorandum and the Election Form, as each may be amended or supplemented from time to time, constitute the “Offer”).

The Offer was initially scheduled to expire at 11:59 p.m., Pacific Time, on April 28, 2008. On April 28, 2008, we extended the Offer until 11:59 p.m., Pacific Time, on June 3, 2008. We are now extending the Offer until 11:59 p.m., Pacific Time, on Wednesday, June 11, 2008. Accordingly, the new Expiration Date of the Offer (as described in the Offering Memorandum) is 11:59 p.m., Pacific Time, on June 11, 2008. In addition to the extension of the Expiration Date, we have updated the Offering Memorandum and, as applicable, the form of Stock Option Amendment and Cash Bonus Agreement to, among other things, make the following changes:

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We have clarified, in the definition of “Acquisition Closing Condition” used in the Offer, that Parent (Home Holdings, LLC), in its reasonable judgment, may determine that all of the mutual conditions to closing of the Catterton Transaction and conditions precedent of Parent to effect the merger contemplated in the Catterton Transaction, as set forth in the Merger Agreement, are reasonably likely to be satisfied or waived and that the Catterton Transaction is reasonably likely to be consummated as a result thereof. By Parent making this determination, the portion of the Acquisition Closing Condition relating to the satisfaction, or waiver by Parent, of such applicable conditions will have been met.

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We have amended the Stock Option Amendment and Cash Bonus Agreement, attached as Exhibit 99.(a)(1)(F) to the Schedule TO, to reflect the clarification in the definition of “Acquisition Closing Condition” noted above.

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We have updated our prior references to the preliminary proxy statements on Schedule 14A filed by the Company with the Securities and Exchange Commission on February 19, 2008 and April 18, 2008, respectively, in connection with the Catterton Transaction to reflect the Company’s definitive proxy statement on Schedule 14A filed by the Company with the Securities and Exchange Commission on May 9, 2008 in connection with the Catterton Transaction.

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We have noted that, if the effective date of the merger contemplated in the Catterton Transaction is anticipated to occur after June 12, 2008, the Company currently expects to extend the Expiration Date to the date immediately prior to the effective date of the merger contemplated in the Catterton Transaction.

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We have updated Section 18 of the Offering Memorandum to reflect the filing of the definitive proxy statement on Schedule 14A filed by the Company with the Securities and Exchange Commission on May 9, 2008 in connection with the Catterton Transaction.

All other terms and conditions of the Offer remain the same. We have attached a copy of Amendment No. 2 to the Schedule TO, which includes the changes described above, for your review and consideration. As of May 30, 2008, Eligible Options to purchase up to 265,197 shares of common stock of the Company had been tendered in and not withdrawn from the Offer.

As you are aware, the Offer is subject to a number of conditions, in particular the Acquisition Closing Condition. While we continue to work to complete the Catterton Transaction as soon as possible, the special meeting of stockholders called for June 12, 2008 to consider the Catterton Transaction has not occurred as of the date hereof. Although at this time we are extending the Expiration Date of the Offer until June 11, 2008, it is possible that further extensions may be necessary. If we further extend the Expiration Date, we will advise you by a similar notice.

The extension of the Offer will afford Eligible Optionees additional time in which to evaluate and respond to the Offer. If you have already submitted a properly completed Election Form in accordance with the terms of the Offer and do not wish to change your decision to participate in the Offer, you do not need to do anything at this time. If you wish to amend your Eligible Options in accordance with the terms of the Offer and have not already responded by submitting a properly completed and signed Election Form in accordance with the terms of the Offer, we encourage you to do so as soon as possible and in any event before 11:59 p.m., Pacific Time, on June 11, 2008.

As a reminder, if you tendered your Eligible Options for amendment in the Offer, your Eligible Options will not be amended until the Company’s acceptance of your Election Form. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will accept all properly tendered Eligible Options upon the Expiration Date, and we will amend those options effective as of the Expiration Date.